March 31, 1999



Securities and Exchange Commission
Washington, D.C. 20549

     RE:  Pease Oil and Gas Company

Gentlemen:

We confirm that the audit of Pease Oil and Gas Company is not yet completed and cannot be completed by the required filing date of March 31, 1999 without unreasonable cost and effort.

Sincerely,


/s/ Hein + Associates LLP
HEIN + ASSOCIATES LLP